Exhibit 99.1

FOR IMMEDIATE RELEASE

H&Q HEALTHCARE INVESTORS ANNOUNCES

SHARE REPURCHASE PROGRAM

BOSTON, MA, June 30, 2011 — H&Q Healthcare Investors (NYSE: HQH) (the “Fund”) announced today that the Board of Trustees authorized a share repurchase program.  The program will allow the Fund to purchase in the open market up to 12% of its outstanding common shares for a one year period beginning July 11, 2011.  The Board authorized the share repurchase program as a result of its periodic review of the options available to enhance shareholder value and potentially reduce the discount between the market price of the Fund’s shares and the net asset value per share.   The share repurchase program is intended to increase the Fund’s net asset value per share and could also have the benefit of providing additional liquidity in the trading of shares.

The amount and timing of repurchases will be at the discretion of Hambrecht & Quist Capital Management LLC, the Fund’s investment adviser.  There is no assurance that the Fund will purchase shares at any specific discount levels or in any specific amounts or on any specific date.  The Fund’s repurchase activity will be disclosed in its shareholder report for the relevant fiscal period.  There is no assurance that the market price of the Fund’s shares, either absolute or relative to net asset value, will increase as a result of any share repurchases.  The Board will monitor the effect of the share repurchase program on the Fund’s market price and net asset value per share, expense ratio and investment strategy over time.

H&Q Healthcare Investors (NYSE: HQH) is a closed-end fund that invests in public and private companies in the healthcare industry.  Hambrecht & Quist Capital Management LLC, based in Boston, serves as investment adviser to the Fund.  Shares of the Fund can be purchased on the New York Stock Exchange through any securities broker.

For additional information, please visit www.hqcm.com or call (617) 772-8500.